EXHIBIT 99.1
                                                                    ------------


           ADP COMPLETES ITS ACQUISITION OF PROBUSINESS SERVICES, INC.


         ROSELAND, New Jersey -- June 20, 2003 -- Arthur F. Weinbach, chairman and chief executive officer of Automatic Data Processing, Inc. (NYSE: ADP), announced that ADP closed its acquisition of ProBusiness Services, Inc. (NASDAQ:
PRBZ) today for $17.00 per common share, or a total of approximately $500 million, in cash, following the early termination of the Hart-Scott-Rodino waiting period.

         ProBusiness, located in Pleasanton, California, with revenues of approximately $170 million, is a leading provider of comprehensive payroll and human resource processing solutions to large employers in the United States.

         ADP, with $7 billion in revenues and over 500,000 clients, is one of the largest independent computing services firms in the world.

         This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "projects," "anticipates," "estimates", "we believe", "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

         The information and opinions contained in this release have been furnished and approved by Automatic Data Processing, Inc. We are retained by them as investor relations counsel.


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